UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☐	Soliciting Material under Rule 14a-12
ZELTIQ Aesthetics, Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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ZELTIQ Aesthetics, Inc.
4698 Willow Road, Suite 100
Pleasanton, California 94588

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 30, 2014

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of ZELTIQ Aesthetics, Inc., a Delaware corporation. The meeting will be held on Friday, May 30, 2014, at 11:00 a.m. local time at the Four Points by Sheraton, 5115 Hopyard Road, Pleasanton, CA 94588 for the following purposes:

1.	To elect the Board of Directors’ two nominees for director, to hold office until the 2017 Annual Meeting of Stockholders.

2.
To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ZELTIQ for its fiscal year ending December 31, 2014.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 9, 2014. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on May 30, 2014, at the Four Points by Sheraton, 5115 Hopyard Road, Pleasanton, CA 94588.

The proxy statement and annual report to stockholders
are available at http://www.proxyvote.com.

By Order of the Board of Directors.

Sergio Garcia
Senior Vice President, General Counsel and Corporate Secretary

Pleasanton, California
April 28, 2014

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

PROXY STATEMENT

ZELTIQ Aesthetics, Inc.
4698 Willow Road, Suite 100
Pleasanton, California 94588

PROXY STATEMENT
FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

May 30, 2014

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors of ZELTIQ Aesthetics, Inc. is soliciting your proxy to vote at the 2014 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

We intend to mail these proxy materials on or about April 29, 2014, to all stockholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

The meeting will be held on Friday, May 30, 2014, at 11:00 a.m. local time at the Four Points by Sheraton, 5115 Hopyard Road, Pleasanton, CA 94588. You can obtain directions to the Four Points by Sheraton on the hotel’s web site at http://www.starwoodhotels.com/fourpoints/property/overview/index.html?propertyID=712.

Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 9, 2014, will be entitled to vote at the annual meeting. On this record date, there were 37,377,806 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 9, 2014, your shares were registered directly in your name with ZELTIQ’s transfer agent, Computershare Shareholder Services, Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 9, 2014, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two directors; and

•
Ratification of selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent registered public accounting firm of ZELTIQ for its fiscal year ending December 31, 2014.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on May 29, 2014, to be counted.

•
To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on May 29, 2014, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from ZELTIQ. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 9, 2014.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1without your instructions, but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both nominees for director, and “For” the ratification of the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ZELTIQ for its fiscal year ending December 31, 2014. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees and Broadridge Financial Solutions, Inc. may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Broadridge Financial Solutions, Inc. will be paid its customary fee of approximately $6,054 plus out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to ZELTIQ’s Corporate Secretary at 4698 Willow Road, Suite 100, Pleasanton, CA 94588.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

If you would like us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to: Corporate Secretary, ZELTIQ Aesthetics, Inc., 4698 Willow Road, Suite 100, Pleasanton, CA 94588 by December 30, 2014; provided, however , that if our 2014 annual meeting of stockholders is held before April 30, 2015, or after June 29, 2015, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2015 annual meeting of stockholders. If you would like to present a proposal at next year’s annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our corporate secretary not earlier than the close of business on the January 30, 2015, nor later than the close of business on March 1, 2015. However, in the event that the date of our 2015 annual meeting is before April 30, 2015, or after August 8, 2015, you must submit it not earlier than the close of business on the one the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by us, in accordance with the specific procedural requirements in our bylaws. If you would like a copy of these procedures, please contact our corporate secretary, or access our bylaws on our web site at www.coolsculpting.com under Investor Relations – Governance. Failure to comply with our bylaw procedures and deadlines may preclude presentation of the matter at the annual meeting.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count: for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and with respect to other proposal, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors	Nominees receiving the most “For” votes	Withheld votes will have no effect	None
2	Ratification of the selection of PricewaterhouseCoopers LLP as ZELTIQ’s independent registered public accounting firm for fiscal 2014	“For” votes from the holders of a majority of shares present and entitled to vote on the matter	Against	None

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 37,377,806 shares outstanding and entitled to vote. Thus, the holders of 18,688,903 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the Chairman or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

PROPOSAL 1

ELECTION OF DIRECTORS

ZELTIQ’s Board of Directors is divided into three classes. Each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board of Directors currently has seven members. Each of the nominees listed below is currently a director of ZELTIQ and was previously appointed by the Board of Directors. Mark J. Foley, the first nominee, is our President and Chief Executive Officer. Kevin C. O'Boyle, the second nominee, has served on the Board of Directors since July 2011, and his appointment to the Board of Directors was recommended by an advisor to us and, after meeting with all members of the Board, was unanimously recommended by the Nominating and Corporate Governance Committee and appointed as a director by the Board. If elected at the annual meeting, each of these nominees would serve until the 2017 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is ZELTIQ’s policy to invite directors and nominees for director to attend the Annual Meeting. All of the directors attended the 2013 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by ZELTIQ. Each person nominated for election has agreed to serve if elected. ZELTIQ’s management has no reason to believe that any nominee will be unable to serve.

Our directors are:

Name	Age	Expiration of Term	POSITION HELD WITH ZELTIQ
Nominees
Mark J. Foley	48	2014	President and Chief Executive Officer of ZELTIQ, Director
Kevin C. O’Boyle	58	2014	Director
Continuing Directors
Mary M. Fisher	52	2015	Director
Jean M. George	56	2015	Director
D. Keith Grossman	54	2016	Director
Bryan E. Roberts, Ph.D.	47	2016	Director
Andrew N. Schiff, M.D.	48	2016	Director

The following is a brief biography of each nominee for director and each continuing director, and a discussion of the specific experience, qualifications, attributes or skills of each nominee and each continuing director that the Nominating and Corporate Governance Committee believes qualifies the nominee or continuing director to serve on the Board of Directors.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2017 ANNUAL MEETING

Mark J. Foley has served on our Board of Directors since 2009 and became our Interim President and Chief Executive Officer in April 2012, and our President and Chief Executive Officer in August 2012. He previously served as our Executive Chairman of the Board of Directors from July 2009 to May 2010. Mr. Foley currently serves as a Managing Director at RWI Ventures and, up until March of 2014, was Executive Chairman at Onpharma until its acquisition by Valeant Pharmaceuticals. Prior to this, Mr. Foley held a variety of operating roles in large, public companies and venture-backed startups including US Surgical Corporation, Guidant Corporation, Devices for Vascular Intervention (acquired by Eli Lilly), Perclose (acquired by Abbott) and Ventrica (acquired by Medtronic) where he was the founder and CEO. Mr. Foley has over 25 years of medical device operating, investment and CEO experience.  Additionally, he has partnered with a number of entrepreneurs to assist with the formation and capitalization of new companies.  Mr. Foley serves or has served as Senior Advisor, Executive Chairman, Interim CEO and Board Member to a number of medical device companies. Mr. Foley received his B.A. from the University of Notre Dame. We believe Mr. Foley is qualified to serve on our Board of Directors because as our President and Chief Executive Officer, he has deep knowledge and understanding of our company and the business. He is also qualified because of his previous medical device experience as a senior executive and his service on the boards of several medical device companies.

Kevin C. O’Boyle has served on our Board of Directors since July 2011. Mr. O’Boyle served as Senior Vice President and Chief Financial Officer at Advanced BioHealing, Inc. from December 2010 until June 2011 when it was acquired. Previously, Mr. O’Boyle served as the Chief Financial Officer of NuVasive, Inc., a medical device company focused on the design, development, and marketing of products for the surgical treatment of spine disorders, from January 2003 to December 2009 and the Executive Vice President of NuVasive from December 2004 to December 2009. Prior to that time, Mr. O’Boyle served as Chief Financial Officer and Chief Operating Officer during his six years with ChromaVision Medical Systems, Inc., a publicly traded medical device firm specializing in the oncology market. Also, Mr. O’Boyle held various positions during his six years with Albert Fisher North America, Inc., a publicly traded international food company, before it was sold in 1996, including Chief Financial Officer and Senior Vice President of Operations. Mr. O’Boyle is currently a member of the board of directors of Tornier N.V., a global orthopedics company, Genmark Diagnostics, Inc., a molecular diagnostics company and Durata Therapeutics, a pharmaceutical company, all publically traded. Mr. O’Boyle received a B.S. in Accounting from the Rochester Institute of Technology and successfully completed the Executive Management Program at the University of California at Los Angeles, John E. Anderson Graduate Business School. We believe Mr. O’Boyle is qualified to serve on our Board of Directors and to serve as Chairman of our Audit Committee based on his executive experience in the medical device industry and his financial and accounting expertise.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2015 ANNUAL MEETING

Mary M. Fisher has served on our Board of Directors since September 2012. Ms. Fisher currently serves as Chief Executive Officer and a director at Colorescience. Prior to Colorescience, Ms. Fisher was Chief Executive Officer and a director at SkinMedica from April 2008 to December 2012. Ms. Fisher brings more than 25 years of experience in the pharmaceutical and biotechnology industries including service as Chief Operating Officer of Acorda Therapeutics, a CNS company, with responsibility for corporate strategy and business development, financial planning, sales and marketing, and manufacturing. Previously, Ms. Fisher was Vice President, Strategic Healthcare and Commercial Operations for Cephalon, with responsibility for product planning and marketing, managed care sales, and manufacturing. Her earlier experience includes positions at Immunex and Boehringer Ingelheim. She is also a member of the board of directors of OvaScience, Inc. and the Neuroscience Nursing Foundation. We believe Ms. Fisher is qualified to serve on our Board of Directors based on her executive experience in the aesthetics medical device industry and her collective experience and expertise, as described above.

Jean M. George has served on our Board of Directors since 2005. Ms. George is a Managing Director of the General Partner of Advanced Technology Ventures ("ATV") and of Lightstone Ventures ("LSV"). She joined ATV in 2002 and joined LSV in 2013, and serves as each firm’s East Coast lead partner for healthcare investments. She brings more than 20 years of biopharmaceutical industry experience to the board of directors, including service at Genzyme Corporation from 1988 to 1998. At Genzyme, Ms. George held a variety of operational roles in marketing, product development, and business development, including Vice President of Global Sales and Marketing. She also worked as a Vice President and Founder of Genzyme’s Tissue Repair Division. In 1998, Ms. George joined the venture capital community and was appointed to lead BancBoston Ventures’ life sciences investments. She is currently a director of Acceleron Pharmaceuticals, Calithera Biosciences, Catabasis Pharmaceuticals and Thrasos Innovation, Inc. and Ms. George was a director of Hypnion, Inc. and Proteolix, Inc. She was named a member of the Scientific Advisory Board for the Massachusetts Life Sciences Center. She holds an M.B.A. from Simmons College Graduate School of Management and a B.S. from the University of Maine. We believe Ms. George is qualified to serve on our Board of Directors based on her executive experience in the life sciences and therapeutic device industries.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2016 ANNUAL MEETING

D. Keith Grossman has served on our Board of Directors since October 2013. Mr. Grossman brings over 30 years of experience in the medical device industry. He most recently served as Chief Executive Officer, President and a director of Conceptus, Inc., from December of 2011 until September of 2013, when the company was acquired by Bayer Healthcare for over $1.1 billion.  Prior to Conceptus, Mr. Grossman served as a Managing Director of Texas Pacific Group (TPG) Biotech from 2007 to 2011, where he led the medical device investment practice for the venture capital fund, and also served as a Senior Advisor to the healthcare efforts of the buyout fund, TPG Capital.  Before joining TPG, Mr. Grossman was Chief Executive Officer, President and a Director of Thoratec Corporation from 1996 to 2006. During his tenure at Thoratec, revenues grew from $3 million to over $200 million, while market value grew more than twelve-fold to over $1.2 billion. Before joining Thoratec, Mr. Grossman's experience included Sulzermedica and American Hospital Supply Corporation, in a variety of sales, marketing and general management positions.  Mr. Grossman still serves on the Board of Directors of Thoratec, as well as the Board of Directors of the Medical Device Manufacturers Association.  He is a past member of the boards of Kyphon, Inc. and Intuitive Surgical, Inc., as well as a number of private companies.  Mr. Grossman received a B.S. in the life sciences from The Ohio State University, and an MBA from Pepperdine University. Mr. Grossman brings to our Board of Directors substantial experience in the life sciences industry, as well as the experience he obtained as a chief executive officer and president of other companies, which make him qualified to serve on our Board of Directors.

Bryan E. Roberts, Ph.D. has served on our Board of Directors since 2008. Dr. Roberts joined Venrock, a venture capital investment firm, in 1997, where he serves as Partner. From 1989 to 1992, Dr. Roberts worked in the corporate finance department of Kidder, Peabody & Co., a brokerage company. Dr. Roberts is currently Chairman of the Board of three public companies; Ironwood Pharmaceuticals, Castlight Health, Inc., Achaogen, Inc., and also serves on the board of directors of several private companies. He previously served on the board of directors of athenahealth, Inc., XenoPort, Inc., and Sirna Therapeutics, Inc. He received a B.A. from Dartmouth College and a Ph.D. in chemistry and chemical biology from Harvard University. Dr. Roberts brings to our Board of Directors substantial experience in the life sciences industry, having served on the board of directors of several private and public companies. Dr. Roberts’ experience with facilitating the growth of healthcare and biotechnology companies, together with his historical perspective on our company, make him qualified to serve on our Board of Directors and to serve as a Chairman of our Nominating and Corporate Governance Committee as we continue to gain experience as a public company.

Andrew N. Schiff, M.D. has served on our Board of Directors since July 2010. Dr. Schiff joined Aisling Capital in September of 1999 and has served as a Managing Partner since 2002. Prior to joining Aisling Capital, Dr. Schiff practiced internal medicine at The New York Presbyterian Hospital where he maintains his position as a Clinical Assistant Professor of Medicine. In addition to ZELTIQ, Dr. Schiff currently serves as a director of ARMGO Pharma, Inc. and Agile Therapeutics. Previous board service has included numerous private and public companies including  Adams Respiratory Therapeutics, Inc., Barrier Therapeutics, Bioenvision, Inc., Cempra Pharmaceuticals, Inc., CardioKine, Inc., Myogen, Inc., and Sirion Therapeutics, Inc. Dr. Schiff received his M.D. from Cornell University Medical College, his M.B.A. from Columbia University, and his B.S. with honors in Neuroscience from Brown University. Dr. Schiff’s medical background, venture experience, and service on the board of directors of several healthcare companies make him qualified to serve on our Board of Directors and to serve as Chairman of our Compensation Committee.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board of Directors consults with ZELTIQ’s counsel to ensure that the Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and ZELTIQ, its senior management and its independent auditors, the Board of Directors has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NASDAQ listing standards: Ms. Fisher, Ms. George, Mr. Grossman, Mr. O’Boyle, Dr. Roberts and Dr. Schiff. In making this determination, the Board of Directors found that none of these directors or nominees for director had a material or other disqualifying relationship with ZELTIQ.

Mr. Foley, ZELTIQ’s President and Chief Executive Officer, is not an independent director by virtue of his employment with ZELTIQ.

BOARD LEADERSHIP STRUCTURE

Our Bylaws provide our Board of Directors with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of our company. At the current time, we do not have a Chairman of the Board. Our Board of Directors believes that oversight of our company is the responsibility of our Board of Directors as a whole, and this responsibility can be properly discharged without a Chairman. Our Chief Executive Officer facilitates communications between members of our Board of Directors and works with management in the preparation of the agenda for each Board of Directors meeting. All of our directors are encouraged to make suggestions for Board of Directors agenda items or pre-meeting materials.

Our Board of Directors has concluded that our current leadership structure is appropriate at this time. However, our Board of Directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board of Directors’ key functions is informed oversight of ZELTIQ’s risk management process. Our Board’s role in risk oversight includes receiving reports from members of management regarding material risks faced by us and applicable mitigation strategies and activities, at least on a quarterly basis. The reports cover the critical areas of operations, sales and marketing, technology, and legal and financial affairs. Our Board and its committees consider these reports, discuss matters with management and identify and evaluate strategic or operational risks, and determine appropriate initiatives to address those risks.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met eight times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2013 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Mary M. Fisher	X	X
Jean M. George		X(1)	X
D. Keith Grossman	X	X
Kevin C. O’Boyle	X*		X
Bryan E. Roberts, Ph.D.			X*
Andrew N. Schiff, M.D.	X(2)	X*
Total meetings in fiscal 2013	9	9	5

*	Committee Chairperson

(1)	On October 24, 2013, Mr. Grossman was appointed to the Compensation Committee replacing Ms. George.

(2)	On October 24, 2013, Mr. Grossman was appointed to the Audit Committee replacing Dr. Schiff.

Below is a description of each committee of the Board of Directors.

Each of the committees has authority to engage legal counsel or other experts or advisors, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to ZELTIQ.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee our corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions, including:

•    engaging our independent registered public accounting firm to perform audit services and any permissible non-audit services;
•    monitoring the objectivity and independence of our independent registered public accounting firm and the individuals assigned to the engagement team as required by law;
•    reviewing our annual and quarterly financial statements and reports and discussing the financial statements and reports with our independent registered public accounting firm and management;
•    reviewing with our independent registered public accounting firm and management any significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy, and effectiveness of our internal controls and disclosure controls and procedures;
•    establishing procedures for the receipt, retention, and treatment of complaints received by us regarding internal controls, accounting, or auditing matters;
•    establishing procedures for the confidential, anonymous submissions by employees regarding accounting, internal controls, or accounting matters; and
•    reviewing and, if appropriate, approving proposed related party transactions.

The Board of Directors has adopted a written charter for the Audit Committee that is available to stockholders on our website at www.coolsculpting.com.

The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee meet the independence requirements for serving on the Audit Committee (as currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards).

The Board of Directors has also determined that Mr. O’Boyle qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. O’Boyle’s level of knowledge and experience based on a number of factors, including his experience as a chief financial officer for public reporting companies.

Report of the Audit Committee of the Board of Directors*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2013, with management of ZELTIQ. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in ZELTIQ’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Mary M. Fisher
Kevin C. O’Boyle
D. Keith Grossman

*
The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of ZELTIQ under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee has determined that all members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Board of Directors has adopted a written charter for the Compensation Committee that is available to stockholders on our website at www.coolsculpting.com.

Our Compensation Committee reviews and evaluates potential risks related to our compensation policies and practices for employees and has determined that we have no compensation risks that are reasonably likely to have a material adverse effect on our company. We structure our compensation to address company-wide risk. This is accomplished in part by tying compensation to corporate goals and individual performance goals. These goals can be adjusted annually to address risks identified in the annual risk assessment. We also use a mix of different compensation elements to balance short-term awards versus long-term awards to align compensation with our business strategy and stockholders’ interests. We believe the combination of base salary, performance-based cash, equity awards, and stock-based incentive awards with multi-year vesting periods is balanced and serves to motivate our employees to accomplish our business plan without creating risks that are reasonably likely to have a material adverse effect on our company. The Compensation Committee report is included in this proxy statement under the caption “Compensation Committee Report.” A summary of the current composition and functions of the Compensation Committee is as follows:

•    determining the compensation and other terms of employment of our executive officers and senior management and reviewing and approving corporate performance goals and objectives relevant to such compensation;
•    recommending to our Board the type and amount of compensation to be paid or awarded to our Chief Executive Officer;
•    recommending to our Board the type and amount of compensation to be paid or awarded to members of our Board;
•   evaluating and recommending to our Board the equity incentive plans, compensation plans, and similar programs advisable for us, as well as modification or termination of existing plans and programs;
•    administering the issuance of stock options and other equity incentive arrangements under our equity incentive plans;
•    establishing policies with respect to equity compensation arrangements; and

•   reviewing and approving the terms of employment agreements, severance arrangements, change in control protections, and any other compensatory arrangements for our executive officers and senior management

Each year, the Compensation Committee reviews with management ZELTIQ’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

Delegation of Authority

The primary function and scope of authority of the Compensation Committee are identified above. To the extent permitted by law or regulation, the Compensation Committee may delegate authority to one or more members of the Board or to one or more of our executives, and may form and delegate authority to one or more subcommittees and to one or more committees of our executives, except that the Committee may not delegate authority to approve compensation for the CEO or its other Section 16 officers to any person or committee (other than to a subcommittee consisting exclusively of at least three members of the Committee). Any such subcommittee or officer shall regularly report to the Committee on any actions taken pursuant to such delegated authority.

Role of Compensation Consultant

The Compensation Committee has the sole authority directly to engage third party compensation consulting firms, to support the committee’s efforts to perform its responsibility to determine executive and director compensation and to administer the related programs. To fulfill its obligations, the committee periodically seeks advice from Compensia, Inc. (“Compensia”) to request current market data to evaluate its compensation programs and to receive knowledgeable recommendations. The committee has worked with Compensia since July 2011 and determined that Compensia is an independent advisor and there are no conflicts of interests between ZELTIQ, its directors, executive officers and Compensia, in adherence to Section 10C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Compensia’s role as ZELTIQ’s independent consulting firm is to assist the committee in determining executive officer and director compensation by:

• providing a comprehensive review and evaluation of our current compensation programs and recommending adjustments;
•  providing current market data on compensation trends to assist with the design our compensation plan including equity ownership; and
•  evaluating the peer group to determine if adjustments should be made.

Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the adviser's independence; however, there is no requirement that any adviser be independent.

Non-Employee Director Compensation

The compensation committee relies heavily on the market data of that of our peer group (identified in the section entitled “Compensation Discussion and Analysis”), the expertise and experience of our members, director qualifications, and Compensia’s market observations to determine the total compensation of our non-employee directors. Our non-employee director compensation consists of a quarterly retainer and long-term equity.

THE SPECIFIC DETERMINATIONS OF THE COMPENSATION COMMITTEE WITH RESPECT TO EXECUTIVE COMPENSATION FOR FISCAL 2013 ARE DESCRIBED IN GREATER DETAIL IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION OF THIS PROXY STATEMENT.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Ms. Fisher, Mr. Grossman and Dr. Schiff. Ms. George served on the Compensation Committee until October 2013. No member of our Compensation Committee during 2013 was at any time during 2013 one of our officers or employees, or was formerly an officer or employee. None of our executive officers currently serve, or in the past year have served, as a member of the board of directors or compensation committee of any other entity that has executive officers who have served on our Board or Compensation Committee.

Compensation Committee Report*

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into ZELTIQ’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Mary M. Fisher
Jean M. George (1)
D. Keith Grossman
Andrew N. Schiff, M.D
(1) Mr. Grossman joined the Compensation Committee on October 24, 2013, at which time Ms. George left the Compensation Committee.

*
The preceding “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent ZELTIQ specifically incorporates it by reference into such filing.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is composed of three directors: Ms. George, Mr. O’Boyle, and Dr. Roberts. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee that is available to stockholders on our website at www.coolsculpting.com.

Our Nominating and Corporate Governance committee is responsible for identifying individuals qualified to become Board members (consistent with criteria approved by the Board), recommend director candidates to the Board and its committees, develop and recommend corporate governance guidelines to the Board, and perform a leadership role in shaping our corporate governance. A summary of the functions of the Nominating and Corporate Governance Committee is as follows:

•	develop and recommend to the Board criteria for identifying, evaluating and recommending candidates for the Board;

•	identify and recruit candidates for the Board, including the review of a candidate’s qualifications and compliance with independence and any other legal requirements for Board or committee service;

•	establish a procedure for and consider any nominations of director candidates validly made by our stockholders in accordance with our bylaws and corporate governance guidelines;

•
recommend to the Board candidates for election or reelection to the Board at each annual stockholders’ meeting and candidates to be elected by the Board as necessary to fill vacancies and newly created directorships, which will include assessing the contributions and independence of individual incumbent directors;

•
make recommendations to the Board concerning the structure, composition and functioning of the Board and its committees, including the reporting channels through which the Board receives information and the quality and timeliness of the information;

•	develop and recommend to the Board corporate governance guidelines applicable to ZELTIQ and annually review and recommend changes, as necessary or appropriate;

•	oversee the annual evaluation of the Board’s effectiveness and performance, and periodically conduct an individual evaluation of each director; and

•	annually evaluate the performance of the committee and the adequacy of the committee’s charter.

Consideration and Qualifications of Director Nominees

In evaluating nominees for membership on our Board, our Nominating and Corporate Governance Committee applies the board membership criteria set forth in our corporate governance guidelines. Under these criteria, the Nominating and Corporate Governance Committee takes into account many factors, including an individual’s business experience and skills (including skills in core areas such as operations, management, technology, accounting and finance, strategic planning and international markets), as well as independence, judgment, knowledge of our business and industry, professional reputation, leadership, integrity and ability to represent the best interests of ZELTIQ’s stockholders. In addition, the Nominating and Corporate Governance Committee also considers the ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential conflicts with ZELTIQ’s interests. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Board does not have a formal policy with respect to diversity of nominees. Rather, our Nominating and Corporate Governance Committee considers board membership criteria as a whole and seeks to achieve diversity of occupational and personal backgrounds on the Board. Our Board is responsible for selecting candidates for election as directors based on the recommendation of the Nominating and Corporate Governance Committee.

Our Nominating and Corporate Governance Committee regularly assesses the appropriate size of our Board, and whether any vacancies on our Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee will consider various potential candidates who may come to the attention of the committee through current Board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the committee, regardless of who recommended such candidate, is considered on the basis of the criteria set forth in our corporate governance guidelines.

Our Nominating and Corporate Governance Committee will consider candidates proposed for nomination by our stockholders, and does not intend to treat candidates recommended by stockholders differently from other candidates. Stockholders may propose candidates by submitting the names and supporting information to: Corporate Secretary, 4698 Willow Road, Suite 100, Pleasanton, CA 94588. Supporting information should include (a) the name and address of the candidate and the proposing stockholder, (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our corporate governance guidelines, (c) proof of ownership, the class and number of shares, and the length of time that the shares of our voting securities have been beneficially owned by each of the candidate and the proposing stockholder, and (d) a letter signed by the candidate stating his or her willingness to serve, if elected.

Consideration for Re-Nomination of a Current Director

The Nominating and Corporate Governance Committee reviews, at least annually, the performance of each current director and considers the results of such evaluation when determining whether or not to re-nominate such director for an additional term. In addition to reviewing the qualifications and evaluating the needs of ZELTIQ, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings, and participation in and the contributions to, the activities of the Board.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders or other interested parties may communicate directly with one or more members of our Board, or the non-management directors as a group, by writing to the director or directors at the following address: ZELTIQ Aesthetics, Inc., Attn: Corporate Secretary, 4698 Willow Road, Suite 100, Pleasanton, CA 94588. The name of the specific intended Board recipients should be noted in the communication, and the communication will be forwarded to the appropriate directors.

CODE OF BUSINESS CONDUCT

We have adopted a code of business conduct that applies to all of our officers, directors, and employees. We have posted a copy of our code of business conduct, and intend to post amendments to this code, or any waivers of its requirements, on our website at www.coolsculpting.com, as permitted under SEC rules and regulations. The reference to our web address does not constitute incorporation by reference of the information contained at or available through this site.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as ZELTIQ’s independent registered public accounting firm for the fiscal year ending December, 31, 2014, and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. PricewaterhouseCoopers LLP has audited ZELTIQ’s financial statements since its appointment in June 2006. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither ZELTIQ’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as ZELTIQ’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of ZELTIQ and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to ZELTIQ for the fiscal years ended December 31, 2013, and December 31, 2012, by PricewaterhouseCoopers LLP, ZELTIQ’s principal accountant.

	Fiscal Year Ended
	2013	2012
Audit Fees (1)	1,233,207	$882,618
Audit-related Fees	–	–
Tax Fees (2)	54,876	159,304
All Other Fees	–	–
Total Fees	$1,288,083	$1,041,922

(1)
Audit Fees represent fees and out-of-pocket expenses whether or not yet invoiced for professional services provided in connection with the audit of ZELTIQ’s financial statements, review of ZELTIQ’s quarterly financial statements, review of our registration statements on Forms S-3 and S-8, and audit services provided in connection with other regulatory filings.

(2)	Tax Fees consist of fees for professional services rendered during the fiscal year related to federal, state and international tax compliance and planning and tax advice.

All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by ZELTIQ’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this policy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of ZELTIQ’s equity compensation plans in effect as of December 31, 2013.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	5,505,081 (2)	5.36 (3)	1,384,925 (4)
Equity compensation plans not approved by security holders	–	–	–
Total	5,505,081	5.36	1,384,925

(1)	Includes our 2005 Stock Option Plan, 2011 Equity Incentive Plan, 2011 Employee Stock Purchase Plan and the 2012 Stock Plan.

(2)	Represents 3,598,385 shares subject to outstanding options, 1,906,696 shares subject to outstanding restricted stock. Excludes securities that may be issued under our Employee Stock Purchase Plan.

(3)	Excludes shares of outstanding restricted stock which do not have an exercise price.

(4)
Represents, as of December 31, 2013, 1,086,737 shares of our common stock reserved for future issuance under our equity compensation plans, and 298,188 shares of our common stock reserved for future issuance under our Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of February 4, 2014, by:

•   each director and nominee for director;
•    each of the executive officers named in the Summary Compensation Table, referred to as the "named executive officers";
•    all executive officers and directors of ZELTIQ as a group; and
•    all those known by us to be beneficial owners of more than five percent of our common stock.

The information in the table below regarding the beneficial owners of 5% or more of our common stock is based on our review of Schedule 13D and Schedule 13G filings with the Securities and Exchange Commission. Each person listed below has sole voting and investment power with respect to the shares beneficially owned, unless otherwise stated.

Name and Address	Zeltiq Common Stock (#) Direct	Stock options exercisable within 60 days(1)	Restricted Stock Units distributable within 60 days(2)	Total Beneficial Ownership	Percentage of Common Stock Beneficially Owned(3)
5% Holders:
Entities affiliated with Advanced Technology Ventures(4)	1,876,221	—	—	1,876,221	5.05%
Entities and managing members affiliated with Aisling Capital III, L.P.(5)	2,597,742	—	—	2,597,742	6.99%
Entities affiliated with Venrock Associates V, L.P.(6)	3,458,233	—	—	3,458,233	9.30%
FMR LLC(7)	2,970,700	—	—	2,970,700	7.99%
Lord, Abbett and Company, LLC(8)	2,164,576	—	—	2,164,576	5.82%
Directors:
Mark J. Foley(9)	274,866	855,849	17,889	1,148,604	3.02%
Jean M. George(10)	1,876,221	26,672	—	1,902,893	5.11%
Bryan E. Roberts, Ph.D.(11)	3,458,233	26,672	—	3,484,905	9.37%
Kevin C. O’Boyle	—	103,919	—	103,919	*
Andrew N. Schiff, M.D.(12)	2,598,894	26,672	—	2,625,566	7.06%
Mary Fisher	—	45,102	—	45,102	*
D. Keith Grossman	—	15,823	—	15,823	*
Other Named Executive Officers:
Patrick F. Williams	16,704	50,000	—	66,704	*
Kristine N. Tatsutani	3,901	51,938	1,923	57,762	*
Sergio Garcia	15,187	20,000	—	35,187	*
Keith J. Sullivan(13)	70,958	48,750	4,062	123,770	*
All executive officers and directors as a group (12 persons)(14)	8,326,945	1,270,081	23,233	9,620,259	25.01%

*	Represents less than 1%

(1)	Represents shares of common stock that the holder may acquire upon the exercise of currently vested options or options that will become vested within 60 days after February 4, 2014.

(2)	Represents shares of common stock that the holder may acquire upon the exercise of currently vested options or options that will become vested within 60 days after February 4, 2014.

(3)
The percentage of shares beneficially owned is based on 37,177,570 shares of Common Stock outstanding as of February 4, 2014. Shares of Common Stock subject to restricted stock unit awards or options which are currently vested or exercisable or which will become vested or exercisable within 60 days after February 4, 2014 are deemed to be beneficially owned by the person holding such restricted stock units or options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(4)
Amount includes 1,761,086 shares held by Advanced Technology Ventures VII, L.P. (“Ventures”), 70,671 shares held by Advanced Technology Ventures VII, (B), L.P. (“Ventures B”), 33,969 shares held by Advanced Technology Ventures VII (C), L.P. (“Ventures C”) and 10,495 shares held by ATV Entrepreneurs VII, L.P. (“Entrepreneurs”, and collectively with Ventures, Ventures B and Ventures C, the “ATV Funds”). The shares directly held by the ATV Funds are indirectly held by ATV Associates VII, L.L.C. (“ATV Associates”) as general partner, and each of the individual managing directors of ATV Associates. The individual managing directors (collectively, the “Managers”) of ATV Associates are Michael A. Carusi, Jean George, Steven N. Baloff, Robert C. Hower and William C. Wiberg. Ms. George is a member of our Board of Directors. ATV Associates and the Managers share voting and dispositive power over the shares directly held by the ATV Funds. The principal business address for the ATV entities, is 500 Boylston St., Ste. 1380, Boston, MA 02116.

(5)
Based on a Schedule 13D/A filed with the SEC on January 27, 2014, by Aisling Capital III, LP on its own behalf and on behalf of its affiliates identified therein. The shares directly held by Aisling Capital III, LP (“Aisling”) are indirectly held by Aisling Capital Partners III, LP (“Aisling GP”), as general partner of Aisling, Aisling Capital Partners III, LLC (“Aisling Partners”), as general partner of Aisling GP, and each of the individual managing members of Aisling Partners. The individual managing members (collectively, the “Managers”) of Aisling Partners are Dennis Purcell, Dr. Andrew Schiff and Steve Elms. Dr. Schiff is a member of our Board of Directors. Aisling GP, Aisling Partners, and the Managers share voting and dispositive power over the shares directly held by Aisling. The principal business address for Aisling and its managing members, is 888 Seventh Ave., 30th Floor, New York, NY 10106.

(6)
Based on a Schedule 13D filed with the SEC on February 20, 2014, by Venrock Associates V, L.P. on its own behalf and on behalf of its affiliates identified therein. Amount includes 3,120,326 shares held by Venrock Associates V, L.P. (“VA5”), 73,283 shares held by Venrock Entrepreneurs Fund V, L.P. (“VEF5”) and 264,624 shares held by Venrock Partners V, L.P. (“VP5”, and collectively with VA5 and VEF5, the “Venrock Funds”). Venrock Management V, LLC (“VM5”), VEF Management V, LLC (“VEFM5”) and Venrock Partners Management V, LLC (collectively with VM5 and VEFM5, the “Venrock GPs”) are the sole general partners of VA5, VEF5 and VP5, respectively. None of the Venrock Entities or the Venrock GPs has sole power to vote or to direct the voting of the shares, and each of the Venrock Entities and Venrock GPs has shared power to vote and to direct the vote of all of the shares. No individual person or entity has the unilateral ability to cause or block the voting or disposition of any Venrock-associated entity described in this footnote.  Bryan Roberts, a member of each of VM5, VEFM5 and VPM5, is a member of our Board of Directors. The principal business address for the Venrock entities, is 3340 Hillview Ave., Palo Alto, CA 94304.

(7)
Based on a Schedule 13G filed with the SEC on February 14, 2014, by FMR LLC (“FMR”) and Edward C. Johnson 3d, the Chairman of FMR.  FMR has sole voting power with respect to 31,600 of the shares, and each of Mr. Johnson and FMR have sole dispositive power with respect to all of the 2,970,700 shares.  Fidelity SelectCo, LLC ("SelectCo"), 1225 17th Street, Suite 1100, Denver, Colorado 80202, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Advisers Act, is the beneficial owner of 1,951,290 of the shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the "SelectCo Funds"). Edward C. Johnson 3d and FMR LLC, through their control of SelectCo, the SelectCo Funds and several other investment advisors, each has sole power to dispose of all of the shares which are collectively beneficially owned by these entities.  Members of the family of Mr. Johnson, through their ownership of shares of FMR and the execution of the shareholders' voting agreement, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. The principal business address for FMR is 82 Devonshire St., Boston, MA 02109.

(8)
Based on a Schedule 13G filed with the SEC on February 14, 2014, by Lord, Abbett and Company LLC, who has sole voting power over 2,118,499 of the shares and sole dispositive power over 2,164,576 of the shares. Securities reported on this Schedule 13G as being beneficially owned by Lord, Abbett & Co. LLC are held on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients. The principal business address for Lord, Abbett and Co. is 90 Hudson Street, Jersey City, NJ 07302.

(9)	Mr. Foley is also a named executive officer.

(10)
Consists of (a) 26,672 shares that Ms. George has the right to acquire from us within 60 days of February 4, 2014, pursuant to the exercise of stock options, and (b) 1,876,221 shares held by the ATV Funds. Ms. George is a Manager of ATV Associates as general partner of the ATV Funds, and as such she has indirect ownership of the shares held by the ATV Funds. See footnote (4). Ms. George disclaims any beneficial ownership of these shares held by the ATV Funds except to the extent of any pecuniary interest therein.

(11)
Consists of (a) 26,672 shares that Dr. Roberts has the right to acquire from us within 60 days of February 4, 2014, pursuant to the exercise of stock options, and (b) 3,458,233 shares held by the Venrock Funds. Dr. Roberts shares voting and dispositive power over the shares held by the Venrock Funds and may be deemed to beneficially own all shares held by the Venrock Funds. See footnote (6). Dr. Roberts disclaims any beneficial ownership of these shares held by the Venrock Funds except to the extent of any pecuniary interest therein.

(12)
Consists of (a) 1,065 shares held directly by Dr. Schiff, (b) 87 shares held in trust for his children, (c) 26,672 shares that Dr. Schiff has the right to acquire from us within 60 days of February 4, 2014, pursuant to the exercise of stock options, and (d) 2,597,742 shares held by Aisling. Dr. Schiff shares voting and dispositive power over the shares held by the Aisling and may be deemed to beneficially own all shares held by Aisling. See footnote (5). Dr. Schiff disclaims any beneficial ownership of these shares held by Aisling except to the extent of any pecuniary interest therein.

(13)	Mr. Sullivan's direct ownership consists of (a) 5,000 shares acquired by an IRA, (b) 10,000 shares acquired by a Joint Tenant Entity and (c) 55,958 held directly.

(14)	Includes amounts set forth in footnotes (9) – (13) above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of ZELTIQ. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that: 2 reports were filed late by Mr. Sullivan; and 1 report was filed late by each of Dr. Tatsutani and Mr. Lamm.

EXECUTIVE OFFICERS

Our executive officers are appointed by and serve at the discretion of the board of directors. There are no family relationships among our directors and officers. The following table provides information regarding our executive officers, including their ages and positions, as of January 30, 2014:

Name	Age	Position
Mark J. Foley	48	Chief Executive Officer, President, and Director
Patrick F. Williams	41	Chief Financial Officer and Senior Vice President
Sergio Garcia	52	Senior Vice President, General Counsel and Corporate Secretary
Keith J. Sullivan	56	Senior Vice President of Worldwide Sales and Marketing
Len C. DeBenedictis	73	Chief Technology Officer
Carl H. Lamm	52	Vice President of Operations

Mark J. Foley –Further information with respect to Mark J. Foley is provided above under “Proposal 1 – Nominees for Election for a Three-year Term Expiring at the 2017 Annual Meeting.”

Patrick F. Williams has served as Chief Financial Officer and Senior Vice President since November 2012. Mr. Williams has nearly 20 years of financial management experience. From June 2007 to November 2012 he worked at NuVasive, a medical device company focused on developing minimally disruptive surgical products and procedurally integrated solutions for the spine, most recently as Vice President of Strategy and Investor relations and previously as Vice President of Finance and Investor Relations. In his most recent position, he worked directly with the company’s Chief Executive Officer and senior management to develop the company’s long-term growth and operational strategy while ensuring alignment across the organization. In his previous role, Mr. Williams was responsible for the day-to-day operations of the finance department including developing the worldwide budget and forecast, identifying profitability improvements, and predicting necessary infrastructure changes to support top-line growth and operating margins. He has had responsibility for managing all aspects of NuVasive’s investor relations efforts as well as significant government affairs duties. Prior to NuVasive, Mr. Williams served as Director of Financial Planning and Analysis at Callaway Golf, where he managed the day-to-day operations of the finance department including budgeting and forecasting, companywide operational analysis and financial reporting. Prior to Callaway, he held senior finance positions at Kyocera Wireless. Mr. Williams holds an MBA in Finance and Management from San Diego State University and a Bachelor of Arts in Economics from University of California, San Diego.

Sergio Garcia has served as Senior Vice President, General Counsel and Corporate Secretary since April 2012. With more than two decades of legal and compliance experience, Mr. Garcia brings a wealth of expertise and knowledge to ZELTIQ. Before joining ZELTIQ, Mr. Garcia was a partner at the law firm Reed Smith LLP from July 2008 to February 2012 and at Fenwick & West LLP October 2005 to July 2008 where he advised public and private emerging growth biotechnology and medical device companies on corporate governance, securities matters, financings, and strategic transactions, including mergers and acquisitions, licensing, joint ventures and international distribution arrangements. Prior to that, Mr. Garcia served as Vice President, Legal and General Counsel at PDL BioPharma Inc. where he was responsible for overseeing the company's legal affairs worldwide, including corporate governance, securities compliance, strategic partnerships, litigation, licensing and mergers and acquisitions activity. Mr. Garcia received his Bachelors of Arts degree in International Relations from Stanford University and his J.D. degree from the University of California, Berkeley, School of Law.

Keith J. Sullivan has served as Senior Vice President of Worldwide Sales since October 2012, and Senior Vice President of Worldwide Sales and Marketing since July 17, 2013. Mr. Sullivan has more than 30 years of sales experience in the medical device industry. Most recently, Mr. Sullivan served as Senior Vice President of Commercial Operations of Medicis Technology, a division of Medicis Pharmaceuticals, Inc., a specialty pharmaceutical company focusing primarily on products for the treatment of dermatological and aesthetic conditions, from February 2010 to November 1, 2011. While at Medicis, Mr. Sullivan was responsible for developing and implementing the global sales and marketing strategy for Liposonix, a High Intensity Focused Ultrasound (HIFU) device that subcutaneously treats unwanted fat. Mr. Sullivan later led the Medicis divestiture team, orchestrating the sale of Liposonix to Solta in November 2011. Prior to Medicis, Mr. Sullivan served as VP of Global Sales and Channel Marketing of Reliant Technologies, a medical aesthetic laser company that pioneered the fractional technology in a product known as Fraxel, where he was one of five officers responsible for all strategic decisions for Reliant and helped to develop the company’s recurring revenue model. Earlier in his career, Mr. Sullivan held sales positions of increasing responsibility at companies such as Medtronic, Vision Quest Laser, Coherent Medical and American V. Mueller, a division of American Hospital Supply. Mr. Sullivan has a Bachelor of Business Administration from the College of William and Mary.

Len C. DeBenedictis has served as Chief Technology Officer since October 2012. Mr. DeBenedictis has over 35 years of experience as a high technology pioneer, inventor and senior executive in the medical device and aesthetics industries. Most recently, Mr. DeBenedictis served as Chief Technical Officer at Cutera, Inc, a leading provider of laser and other light-based aesthetic systems, from January 2011 through October 2012, where he led the R&D efforts. Previously, Mr. DeBenedictis served as Chief Technology Officer and Board Member of Solta Medical, a global provider of aesthetic treatments, from December 2007 to September 2010, where he was responsible for R&D. Prior to the merger of Thermage and Reliant Technologies to form Solta Medical, Mr. DeBenedictis served as Co-Founder and Board Member of Reliant Technologies, from December 2000 to December 2007, where he conceived, developed and named the Fraxel Brand skin resurfacing products. Earlier in his career, Mr. DeBenedictis served in various executive and scientific roles at Coherent Medical Group, Coherent Laser Group, Spectra Physics Construction Systems, Atlantic Richfield Development, Xerox Electro-optical Systems and Korad Lasers, the first commercial laser company. Mr. DeBenedictis is an internationally respected inventor with over 30 issued US patents.

Carl H. Lamm has served as Vice President of Operations since November 2012 and previously served as Vice President of Manufacturing & Supply Chain from July 2011 to November 2012 and as Senior Director of Supply Chain from April 2008 to July 2011. Prior to joining ZELTIQ, Mr. Lamm served as Manufacturing Manager at Thoratec Corporation, as Operations Manager at Varian Inc. and Director of Logistics and Materials at Orthopedic Technology Inc. With over 25 years of Operations experience in Class II and III Medical Device and High Technology companies managing operations, supply chain and manufacturing functions, Mr. Lamm is now responsible for establishing a flexible, scalable, cost effective and quality driven operations organization. Mr. Lamm holds a B.A. in Economics from the University of Washington and an M.B.A from Saint Mary’s College.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This Compensation Discussion and Analysis is designed to provide stockholders with an understanding of our compensation philosophy and objectives as well as the analysis that we performed in setting executive compensation. It discusses the Compensation Committee’s determination of how and why, in addition to what, compensation actions were taken during the last fiscal year for each person serving as our chief executive officer and our chief financial officer during 2013, and our three other most highly compensated executive officers.
Our named executive officers for 2013 were:

Name	Position
Mark J. Foley	Chief Executive Officer, President, and Director
Patrick F. Williams	Chief Financial Officer and Senior Vice President
Sergio Garcia	Senior Vice President, General Counsel and Corporate Secretary
Kristine N. Tatsutani, Ph.D.(1)	Chief Scientific Officer and Senior Vice President of Clinical, Regulatory and Quality
Keith J. Sullivan	Senior Vice President of Worldwide Sales and Marketing
(1) Dr. Tatsutani served as an executive officer through December 31, 2013, following which she ceased to be an executive officer and became a consultant to the company.
These individuals are collectively referred to in this discussion as the “named executive officers” because they are named in the compensation tables included in this proxy statement. Investors are encouraged to read this discussion in conjunction with the compensation tables and related notes, which include more detailed information about the compensation of the named executive officers for 2013 as well as prior years.
Compensation Philosophy and Objectives
The Compensation Committee of the Board of Directors designs our compensation and benefits programs to attract, retain, and incentivize talented and qualified executives who share our commitment to our vision, customers, and constituents. We recruit and hire employees who strive to meet and surpass our annual and long-term corporate goals and build long-term value for our stockholders. The Compensation Committee believes compensation incentives should promote the success of our company and motivate our executive officers to pursue and exceed our corporate objectives.
The Compensation Committee’s philosophy is that an appropriate portion of an executive’s compensation should be performance-based to encourage and foster a culture where individual performance is aligned with corporate objectives. The Compensation Committee believes that by promoting a pay-for-performance philosophy it will enable the company to align its executives’ interests with those of our stockholders. Our compensation programs combine short- and long-term components, cash and equity, and fixed and contingent performance-based payments in amounts and proportions aimed to create incentives and reward our executive officers for achieving and surpassing our corporate objectives. Our executive compensation program also is intended to make us competitive in our industry, where there is considerable competition for talented executives.

At the 2012 annual meeting, we presented stockholders with a non-binding vote on our executive compensation described in the 2012 proxy statement, as “say-on-pay.” Of the total votes cast, 99% were in favor of our executive compensation. The Compensation Committee reviewed the results of the vote and concluded that the shareholders endorsed the Compensation Committee’s compensation philosophy. Taking into consideration the say-on-pay vote, the Compensation Committee took no action to change compensation philosophy and practices used with respect to 2011 compensation, and in 2013 applied the same compensation principles.
Summary of Compensation Program
The overall objective of our compensation program is to motivate our executives to meet and exceed our corporate goals and build stockholder value. Therefore, the elements of our compensation program are focused on providing our executives with both annual and long-term performance incentives. The elements include:
Base salary;
Annual performance-based cash incentive awards;

In cases of exceptional performance, additional cash bonuses; and

Stock-based incentive awards.
We also provide our executives with the same benefits we provide generally to our employees, including long-term disability insurance, life and accidental death and dismemberment insurance, and other insurance benefits.
In determining the amounts of each of these compensation elements, the Compensation Committee considers the following objectives:

An appropriate portion of executive compensation should be performance-based. We believe that a meaningful portion of executive compensation should be directly tied to the performance of our company as a whole. Consistent with this objective, we adopted a 2013 Corporate Bonus Plan to reward achievement of our corporate goals.

Stock-based incentive awards should be a significant portion of executive compensation. We believe a meaningful portion of executive compensation should be tied to the long-term performance of the organization with a focus on building long-term stockholder value. By granting executives stock option, performance stock unit and restricted stock unit awards, we directly incentivize our executives to build stockholder value. To assure the long-term focus on stockholder value as well as to retain our executives responsible for achieving this objective, our stock option and restricted stock unit awards typically have a four-year vesting schedule.

Our executive compensation should be competitive and fair. Executive talent is important to our organization, and there is significant competition for top talent in the medical technology industry. To attract and retain talented executives, our compensation programs should be competitive when compared to our peers and fair with respect to internal and external considerations.

Compensation Process
Our Compensation Committee is responsible for establishing our compensation philosophy and ultimately determining the compensation levels for our named executive officers, including base salaries, cash incentive compensation, cash bonus awards, and stock-based incentive awards. The Compensation Committee is also responsible for approving the corporate goals for purposes of determining annual cash incentive awards. To assist the Compensation Committee, our Chief Executive Officer collaborates with our Chief Financial Officer and Human Resources and together sets forth recommended base salaries, stock-based incentive awards, corporate goals for the fiscal year, and individual performance goals for each named executive officer (other than with respect to the Chief Executive Officer’s own compensation). The Compensation Committee in its sole discretion determines whether to adopt the Chief Executive Officer’s recommendations. No named executive officer may be present at the time his or her compensation is being discussed or determined by the Compensation Committee. With respect to the compensation of the Chief Executive Officer, the Compensation Committee makes recommendations to the Board, and the Board ultimately approves the compensation of the Chief Executive Officer.

The Compensation Committee engaged Compensia, a national compensation consulting firm, to provide executive compensation advisory services, which services with respect to 2013 compensation for the named executive officers included the following:

an assessment of executives’ base salaries, cash incentives and equity compensation levels, and plan structures;

a review of market practice with respect to executive severance and change in control arrangements;

a review of market data and compensation trends specific to our peer group to design compensation plans; and

a review of our compensation discussion and analysis included in our 2013 proxy statement.
As described below, based upon Compensia’s market findings and given that the base salaries for our named executive officers were adjusted in late 2012 to remain competitive with that of peer companies, the Compensation Committee did not adjust the base salaries of our named executive officers in 2013.
Determination of Executive Compensation
In setting the compensation for our named executive officers, our Compensation Committee places significant emphasis on the recommendations of our Chief Executive Officer for all named executive officers, except with respect to the compensation of the Chief Executive Officer. Our Compensation Committee also considers market data, our overall performance during the prior fiscal year relative to our financial goals and the executive’s individual contributions during the prior fiscal years toward the achievement of our corporate goals. Our Compensation Committee determines compensation for newly hired executive officers based on the following (not mentioned in any specific order): (1) significance of the position relative to our business needs and objectives; (2) competitive market data of our peer companies; (3) industry experience; (4) experience and expertise; and (5) arm's-length negotiations between the company and the executive officer in connection with the executive officer becoming employed by us.
Components of Executive Compensation
As indicated above, our executives are compensated through a combination of annual and long-term incentives designed to motivate them to help us achieve our key corporate goals and build value for our stockholders.
Base Salary
Our Compensation Committee is responsible for setting our executive base salaries based on input from the Chief Executive Officer (except with respect to the compensation of the Chief Executive Officer, whose base salary the Compensation Committee recommends to the Board and the Board determines his base salary). The Compensation Committee annually sets the base salary for our executives and adjustments are made to reflect performance-based factors including competitive conditions.
In the second half of 2011 and in connection with our initial public offering, the Compensation Committee engaged Compensia to conduct a compensation analysis of our peer group. With the assistance of Compensia, in late 2012, our Compensation Committee conducted a competitive market analysis of base salaries to establish reference points that we used to compare our named executive officers’ 2012 base salaries to those provided by peer companies.
Our Compensation Committee selected our peer companies in 2012 as a representative industry group most similar to the company based on revenues, industry segment, products and business model and U.S. location. The peer group established in 2012 was as follows:

Abaxis, Inc. Alphatec Holdings, Inc. Atricure, Inc. Atrion Corp. BIOLASE Technology	Cardiovascular Systems, Inc. Cutera Cynosure DexCom, Inc. Harvard Bioscience, Inc.	Kensey Nash Palomar Medical Technologies PhotoMedex Solta Medical Vascular Solutions
Compensia reviewed the peer group and delivered its findings to the Compensation Committee in September 2013, leading to the removal of three companies from the peer group (two of which were removed due to the acquisition of those companies), and the inclusion of one new company as a replacement. The new peer group was as follows:

Abaxis, Inc. Alphatec Holdings, Inc. ArthoCare Corporation Atrion Corp. BIOLASE Technology	Cardiovascular Systems, Inc. Cutera Cynosure DexCom, Inc. Harvard Bioscience, Inc.	PhotoMedex Solta Medical Vascular Solutions
As a result of the establishment of base salaries in late 2012, our Compensation Committee determined that it was not necessary to change the base salaries of our named executive officers for 2013, and so made no adjustments to base salaries for 2013 compensation. The Compensation Committee considers many factors in the process of determining compensation levels for each named executive officer, including:

the Compensation Committee’s belief that our compensation amounts should be internally fair and equitable relative to roles, responsibilities, and relationships among our named executive officers;

prior compensation or amounts realized or realizable from equity compensation by named executive officers; and

the evaluations and recommendations of our Chief Executive Officer (other than with respect to his own compensation).
We do not have a predefined framework that determines which factors may be more or less important, and the emphasis placed on specific factors may vary among the named executive officers. Ultimately, it is our Compensation Committee’s judgment of these factors, along with competitive data, that form the basis for determining named executives’ base salaries.
Performance-Based Cash Incentive Awards
Our Compensation Committee is responsible for administration of our bonus plans, and in 2013 adopted the 2013 Corporate Bonus Plan, or the Bonus Plan, which provided for cash incentive awards for performance in 2013. All named executive officers were eligible to participate in the Bonus Plan. The Bonus Plan was designed to align our named executive officers’ efforts with our corporate goals and our Compensation Committee’s pay-for-performance philosophy. Each named executive officer had a target bonus ranging from 30% to 75% of his or her base salary.
In determining the percentage of base salary used to establish the target bonus for each of the named executive officers, the Compensation Committee (and the Board with respect to our Chief Executive Officer), considered the factors described above in determining base salaries. The Compensation Committee has no formula for making these determinations, but uses its judgment and industry knowledge, as well as the advice of Compensia, in determining the target bonus as a percentage of base salary. For 2013, the Compensation Committee (and the Board with respect to our Chief Executive Officer), set target bonuses as a percentage of base salary for our named executive officers as follows:

Name	Target Bonus as a Percentage of Base Salary
Mark J. Foley	75%
Patrick F. Williams	45%
Sergio Garcia	45%
Kristine N. Tatsutani, Ph.D.	45%
Keith J. Sullivan	70%
There are no guaranteed bonuses under the Bonus Plan. The company must achieve corporate goals and objectives, at specified levels, for any bonus payouts to occur. In 2013 executive management presented to the Compensation Committee a proposal of its corporate goals and objectives which management believed to be vital to the growth and success of the company and the final Bonus Plan, adopted in March 2013, consisted of the following company-wide performance objectives: 2013 world-wide revenue of $90 million; and 2013 cash burn of $18 million. If both of the performance objectives were met, then the full target bonus would be paid with respect to the corporate performance objective. The Bonus Plan was subject to review and modification at the discretion of the Compensation Committee.
Actual company performance with respect to the corporate goals was: 2013 world-wide revenue of $111.6 million; and 2013 cash burn of $2.5 million. Because the full year goals were achieved during the fourth quarter of 2013, full bonus payouts were made to the named executive officers in December 2013.
Over-achievement Bonuses
As described above, in 2013 our company’s performance as against the target objectives of 2013 worldwide revenue and 2013 cash burn was exceptional, with: actual 2013 worldwide revenue of $111.6 million, exceeding target by 24%; and 2013 cash burn of only $2.5 million, which was only 14% of target cash burn. As a result of this exceptional performance, in February 2014, the Board (with respect to our Chief Executive Officer), and our Compensation Committee (with respect to the other named executive officers other than Dr. Tatsutani, who was no longer employed by the company), determined to pay an over-achievement bonus to each of our named executive officers as follows:

Name	Over-achievement Bonus
Mark J. Foley	$375,000
Patrick F. Williams	$139,500
Sergio Garcia	$41,850
Kristine N. Tatsutani, Ph.D.	N/A
Keith J. Sullivan	$227,500
The Compensation Committee and the Board made their determinations as to the amount of the over-achievement bonuses to be paid based upon the magnitude of the company’s over-achievement, the relative contributions of the named executive officers to that over-achievement, and other factors which the individual members of the Compensation Committee and the Board may have considered relevant.
Stock-Based Incentive Awards
In addition to our performance-based cash incentive awards, we provide long-term stock-based incentive awards to our executive officers. These stock-based incentive awards are a blend of options to purchase shares of our common stock, performance stock units ("PSUs") and restricted stock units (“RSUs”). Because the Compensation Committee recognizes the value of equity grants, in 2012 it introduced PSUs and RSUs as additional incentives which enable the company to continue to attract, retain experienced and skilled industry leaders, and maintain a competitive position.
Our Chief Executive Officer recommends to our Compensation Committee the specific number of shares to be subject to each award granted to each named executive officer (with the exception of his own stock-based grants). The actual number of shares granted to the named executive officers is determined by the Compensation Committee based on the Compensation Committee’s subjective assessment of the company's performance, the named executive officers’ total compensation, the individual officer’s level of duties and responsibilities, demand in the labor market, and market data including competitive analysis provided by Compensia, as well as the dilutive effects of equity grants. Each named executive officer with the same level of duties and responsibilities generally receives the same number of award grants and named executive officers with additional responsibilities and duties receive larger grants of equity awards. Generally, our executive officers receive these grants at the time of their initial hire, following promotion and, if approved by the Compensation Committee, on an annual basis.

The determination of the specific number of shares to be subject to each grant to our Chief Executive Officer is made by the Board of Directors following discussion with the chairman of the Compensation Committee.
All equity based incentive awards to our named executive officers are granted at pre-determined meeting dates of the Compensation Committee. Awards to current employees who are promoted or to new employees are granted on the date of promotion or hire. Our Compensation Committee does not time the granting of equity awards based on whether the company is in possession of material non-public information. The exercise price of any option grant is determined by reference to the fair market value listed of such shares, which our Equity Incentive Plan defines as the closing price of our common stock on the date of grant. The fair market value for each RSU and PSU is determined as the closing price listed on NASDAQ upon the vesting date of such RSU and PSU grant.
In 2013, our Board and Compensation Committee did not make any equity award grants to our named executive officers other than to Keith Sullivan, our Senior Vice President of Worldwide Sales and Marketing. Our Board and Compensation Committee did not make any equity award grants other than to Mr. Sullivan because the Board and Compensation Committee had made equity award grants to our named executive officers in late 2012 as follows: to Messrs. Williams and Sullivan in connection with their joining the company; to Mr. Foley in August 2012 in connection with his becoming our Chief Executive Officer; and to the other named executive officers to remain competitive with our peer group. The Compensation Committee made the following grants to Mr. Sullivan in 2013 for the following reasons: in April 2013, a grant of a performance stock unit to acquire 40,000 shares of our common stock upon our company meeting specified quarterly revenue-based targets; and in July 2013, a stock option to purchase 30,000 shares in connection with his promotion to Senior Vice President of Worldwide Sales and Marketing. The grant of the performance stock unit was made pursuant to Mr. Sullivan’s employment agreement with the company, which was negotiated with Mr. Sullivan at arm's length and is intended to provide him with substantial incentives to achieve superior sales performance.
Equity incentives are generally granted on a time-based vesting schedule, with the exception of options to purchase shares of our common stock to our executive officers that vest in connection with a change in control (further information may be found under “Employment Arrangements”) and certain grants to Mr. Foley and Mr. Sullivan which vest upon the achievement of performance targets. Most new hire option grants, including those for our named executive officers, generally vest over a four-year period with 25% vesting at or before the first anniversary of the grant date and the remainder vesting in equal monthly installments over the subsequent three years of employment. Annual option grants generally vest in accordance with the same vesting schedule as the initial grants over a four-year period. RSU grants generally vest over four years with one-fourth of the RSUs vesting at the end of twelve months, and each remaining one-fourth vesting annually, except that Messrs. Foley and Sullivan’s RSUs vest monthly at the end of twelve months.
Other Benefits
To attract, retain, and offer market levels of compensation to our executives, we provide the following benefits:

Health insurance. We provide each of our executives and their spouses and children the same health, dental and vision insurance coverage we make available to our other eligible employees.

Health Saving Account/Flexible Spending Account. Pursuant to the plan restrictions all eligible executives have the same opportunity to participate in these plans consistent with all of our eligible employees.

Disability insurance. We provide each of our executives with the same long-term disability insurance we provide to all eligible employees.

Life insurance. We provide each of our executives with the same life insurance we provide to all eligible employees at 1x salary.

401(k) retirement plan. All executives are eligible to participate in the same 401(k) Profit Sharing Plan and Trust that is available to all eligible employees. Pursuant to our 401(k) plan, we made matching contributions for each of our named executive officers in an amount equal to $1.00 for every $1.00 contributed by an employee up to 3% of earnings and $0.50 for every $1.00 contributed by an employee between 3% and 5% of earnings to a maximum matching contribution of 4% of earnings.

Employee Stock Purchase Plan. All executives are eligible to participate in the same plan that is available to all eligible employees.

Personal Time-Off (“PTO”). We provide each of our executives with the same PTO accrual that is available to all eligible employees.

Nonqualified deferred compensation. We do not currently provide any nonqualified deferred contribution or other deferred compensation plans to any employees.

Perquisites. We have limited the perquisites made available to our executive officers. In the event of relocation upon acceptance of a position with the company, we have provided relocation assistance to include actual moving expenses and limited assistance with the sale of a residence. Relocation assistance has been provided to other employees in the organization. A formal relocation plan has not been developed. If necessary, we may develop a formal relocation plan to aid us in attracting and retaining key employees.

Post-Employment Compensation
Certain employment arrangements that we extended to our named executive officers provide for protections in the event of their termination of employment under specified circumstances, or following a change in control. We believe that these protections are necessary to induce these individuals to forego other opportunities or leave their current employment for a position in a new and unfamiliar organization. We also believe that entering into these arrangements will help our executives maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of our company. For a summary of the material terms and conditions of these severance and change in control arrangements, please review section “Employment Arrangements.”
Accounting and Tax Considerations
Internal Revenue Code, or the Code, Section 162(m) limits the amount that we may deduct for compensation paid to our Chief Executive Officer and to certain other of our most highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000. Under certain regulations, option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past, we have granted options that we believe met those requirements. While the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. While the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the Compensation Committee intends to consider tax deductibility under Section 162(m) as a factor in compensation decisions.
Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director, or other service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although we do not maintain traditional nonqualified deferred compensation plans, Section 409A does apply to certain change in control severance arrangements. Consequently, to assist in avoiding additional tax under Section 409A, we have designed the change in control severance arrangements described above in a manner to avoid the application of Section 409A.

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31, 2013, 2012 and 2011, compensation earned by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers at December 31, 2013 (the “named executive officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(9)	Total ($)
Mark J. Foley President and Chief Executive Officer(2)	2013	500,000	375,000(7)	—	—	375,000	62,909	1,312,909
	2012	185,897	—	4,078,921	4,421,684	—	243,735	8,930,237
Patrick F. Williams Chief Financial Officer, Senior Vice President(3)	2013	310,000	139,500(7)	—	—	139,500	19,197	608,197
	2012	37,756	25,000	346,500	361,860	—	59	771,175
Kristine N. Tatsutani Chief Scientific Officer and Senior Vice President of Clinical, Regulatory and Quality (4)	2013	280,000	—	—	—	126,000	174,402	580,402
	2012	262,500	—	194,420	157,462	—	12,191	626,573
	2011	163,333	—	—	1,143,011	40,522	6,700	1,353,566
Sergio Garcia Senior Vice President, General Counsel and Corporate Secretary(5)	2013	310,000	41,850(7)	—	—	139,500	7,642	498,992
	2012	215,660	—	581,500	134,718	—	31,670	963,548
Keith J. Sullivan Senior Vice President of Worldwide Sales and Marketing(6)	2013	325,000	227,500(7)	188,000(8)	78,396	227,500	27,733	1,074,129

(1)
As required by SEC rules, amounts shown present the aggregate grant date fair value calculated using the same valuation methodology we use for financial reporting purposes in accordance with ASC 718. As a result, these amounts do not reflect the amount of compensation actually received by the named executive officer during the fiscal year. For a description of the assumptions used in calculating the fair value of equity awards under ASC 718, see Note 10, “Stock Based Compensation,” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(2)	Mr. Foley became our Interim President and Chief Executive Officer in April 2012, and our President and Chief
Executive Officer in August 2012.

(3)	Mr. Williams joined us as Chief Financial Officer and Senior Vice President effective November 2012.

(4)	Dr. Tatsutani served as an executive officer through December 31, 2013, and became a consultant to us and will provide consulting services to us during 2014.

(5)	Mr. Garcia joined us as Senior Vice President, General Counsel and Corporate Secretary effective March 2012.

(6)	Mr. Sullivan joined us as Senior Vice President of Worldwide Sales effective October 2012 and received a promotion on July 2013 as Senior Vice President of Worldwide Sales and Marketing.

(7)	Reflects a bonus awarded for over-achievement of company performance, which bonus was awarded in excess of the non-equity incentive plan awards under the 2013 Corporate Bonus Plan.

(8)	Includes the fair value of the performance stock units granted to Mr. Sullivan, excluding estimates of forfeiture, that vested each quarter upon the achievement of revenue-based targets.

(9)
For 2013, includes (i) matching contributions to our 401(k) plan; (ii) life insurance premiums and (iii) the value of perquisites, including car allowance, medical expenses, severance/PTO/COBRA and relocation fees. An additional table detailing the individual components of the total amount is set forth below.

Supplemental information detailing "all other compensation" disclosed in aggregate in the Summary Compensation Table for 2013 is as follows:

Name	401K Contributions ($)	Life Insurance ($)	HSA Contribution ($)	Car Allowance ($)	Relocation ($)	Severance* ($)
Mr. Foley	7,605	429	—	4,875	50,000	—
Mr. Williams	14,788	409	4,000	—	—	—
Dr. Tatsutani	11,632	369	4,000	—	—	158,401
Mr. Garcia	7,233	409	—	—	—	—
Mr. Sullivan	14,304	429	4,000	9,000	—	—
*Severance includes paid time off and COBRA.

GRANTS OF PLAN-BASED AWARDS

The following table shows for the fiscal year ended December 31, 2013, certain information regarding grants of plan-based awards to the named executive officers:

Grants of Plan-Based Awards in Fiscal 2013

Name		Date of Board or Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price per share of Option Awards on Grant Date ($)(3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
	Grant Date		Threshold ($)	Target ($)	Maximum ($)
Mr. Foley	3/14/2013		375,000	375,000	375,000
Mr. Williams	3/14/2013		139,500	139,500	139,500
Dr. Tatsutani	3/14/2013		126,000	126,000	126,000
Mr. Garcia	3/14/2013		139,500	139,500	139,500
Mr. Sullivan	3/14/2013		227,500	227,500	227,500
	4/23/2013					40,000 (5)	—	$4.70	188,000
	7/17/2013	7/16/2013				—	30,000	$5.95	78,396

(1)	Reflects full payout under the 2013 Corporate Bonus Plan.

(2)
Generally, 25% of the shares subject to options vest at or before the first anniversary of the grant date and the remainder of the shares vest in equal monthly installments over the 36 months thereafter. Restricted Stock Units vest annually over a period of four years, unless otherwise indicated. Options expire ten years from the date of grant.

(3)	The exercise or base price for all stock and option awards is equal to the closing market price per share of our common stock on the date of grant.

(4)
Values expressed were determined in accordance with ASC 718 utilizing the assumptions discussed in Note 10, “Stock Based Compensation,” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, excluding, in the case of performance-based awards, estimates of forfeitures.

(5)	The Compensation Committee granted 40,000 performance stock units to Mr. Sullivan, of which 10,000 vested each quarter upon achievement of certain revenue-based targets.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows for the fiscal year ended December 31, 2013, certain information regarding outstanding equity awards at fiscal year end for the named executive officers.

Outstanding Equity Awards at December 31, 2013

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Mr. Foley	123,786	—	(4)	$1.95	9/10/2019
	37,135	—	(5)	$1.95	9/10/2019
	27,302	4,661	(5)	$1.25	7/27/2020
	128,352	—	(4)	$6.38	4/27/2022
	3,576	5,960	(5)	$5.06	6/14/2022
	250,444	608,223	(5)	$5.04	8/23/2022
	—	572,435	(2)	$5.04	8/23/2022
						304,110	(5)	5,750,720
									286,215	(2)	5,412,326
Mr. Williams	40,625	109,375	(5)	$4.62	11/19/2022
						56,250	(6)	1,063,688
Dr. Tatsutani	19,627	39,979	(5)	$2.83	5/18/2021
	7,863	3,039	(5)	$10.20	7/27/2021
	367	2,354	(5)	$10.20	7/27/2021
	12,062	14,254	(4)	$11.30	2/17/2022
						18,750	(6)	354,563
						5,769	(6)	109,092
Mr. Garcia	16,250	43,750	(5)	$4.30	11/15/2022
						75,000	(6)	1,418,250
Mr. Sullivan	37,917	92,083	(5)	$6.21	10/4/2022
	—	30,000	(5)	$5.95	7/17/2023
						46,042	(5)	870,654
									10,000	(3)	189,100

(1)	The market value was calculated based on the closing market price per share of our common stock on the last trading day of 2013, $18.91 per share.

(2)
The number of performance stock units disclosed is based on the weighted average stock price of the company's common stock. For each 90-day period that the weighted average stock price is (i) $10 or more, (ii) $15 or more, (iii) $20 or more, (iv) $25 or more, (v) $30 or more, 20% of the shares subject to each of these awards shall vest. The shares shall vest on the first date that the weighted average stock price during the immediately preceding 90-day period exceeds such target. These instruments will either be achieved or not achieved.

(3)	The number of performance stock units disclosed is based on achievement of certain quarterly performance revenue targets.

(4)	The options vest monthly over 48 months beginning on the grant date.

(5)	The shares vest 25% after the first year from the date of grant, and the remaining shares vest monthly over the remaining 36 month period.

(6)	The shares vest 25% per year beginning one year from the date of grant.

OPTION EXERCISES AND STOCK VESTED

The following table shows for the fiscal year ended December 31, 2013, certain information regarding option exercises and stock vested during the last fiscal year with respect to the named executive officers:

Option Exercises and Stock Vested in Fiscal 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mr. Foley			125,223	$1,310,817
Mr. Williams			18,750	$281,063
Dr. Tatsutani	76,630	$227,859	8,173	$109,274
Mr. Garcia			25,000	$89,750
Mr. Sullivan			48,958	$473,690

(1)
The value realized by the named executive officer was calculated based on the difference between the closing market price per share of our common stock on the date of exercise and the applicable exercise price.

(2)	The value realized by the named executive officer was calculated based on the closing market price per share of our common stock on the date of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The table below describes the potential payments or benefits to our named executive officers upon “termination of employment by us without cause,” as if each executive’s employment terminated as of December 31, 2013. See “Employment Arrangements” for additional information.

Name	Base Salary ($)	Bonus ($)(1)	Health ($)		Option Vesting ($)	Total ($)
Mr. Foley	500,000	375,000	—	(2)	5,007,098	5,882,098
Mr. Williams	—	—	—		—	—
Dr. Tatsutani	140,000	126,000	7,632		—	273,632
Mr. Garcia	—	—	—		—	—
Mr. Sullivan	—	—	—		—	—
(1) Annual target bonus
(2) Mr. Foley waived his medical coverage for 2013.

The table below describes the potential payments or benefits to our named executive officers upon termination of employment by the company without cause or by the executive for good reason within one year following a “change in control,” as if the change in control and termination occurred as of December 31, 2013. See “Employment Arrangements” for additional information.

Name	Base Salary ($)	Bonus ($)(1)	Health ($)		Option Vesting ($)	Total ($)
Mr. Foley	500,000	375,000	—	(2)	5,007,098	5,882,098
Mr. Williams	310,000	—	19,349		535,875	865,224
Dr. Tatsutani	280,000	126,000	—		899,114	1,305,114
Mr. Garcia	310,000	—	21,326		691,900	1,023,226
Mr. Sullivan	325,000	227,500	11,911		720,038	1,284,449
(1) Annual target bonus.

(2) Mr. Foley waived his right to health benefits in 2013.

INDEMNIFICATION AGREEMENTS

We have entered into indemnification agreements with our named executive officers and directors which obligate us to indemnify each of our directors and officers against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceeding, arising by reason of services provided as a director, officer, employee or agent of the company. To cover these possible expenses, the company purchases and maintains D&O insurance on behalf of each executive officer and director.

EMPLOYMENT ARRANGEMENTS

All of our named executive officers have entered into agreements with us which contain provisions relating to our confidential information and the assignment of inventions. None of our named executive officers are employed for a certain term, and employment with us is “at-will” and subject to termination at any time by either party for any reason, with or without cause. We entered into employment offer letters with each of our named executive officers, and change in control and severance arrangements with the following executive officers, upon their date of hire: Messrs. Mark J. Foley, Patrick F. Williams, Sergio Garcia and Keith J. Sullivan. With respect to Dr. Tatsutani the Board of Directors approved a modification to her employment offer letter on November 15, 2012, whereby the Board extended a change in control provision in addition to her already agreed to six (6) month severance upon termination of employment without cause. On December 3, 2013, we entered into a separation agreement with Dr. Tatsutani, and Dr. Tatsutani currently is a consultant with us but is no longer an executive officer.

Employment Offer Letter Agreement with Mark J. Foley, President and Chief Executive Officer

On August 23, 2012, we entered into an employment offer letter with Mr. Foley, which consists of the following (a) an annual base salary of $500,000; (b) a target bonus of 75% of his base salary; (c) relocation assistance of $50,000 at the time of relocation; (d) commuting expenses of up to $4,000 a month for a period of 12 months; (e) a stock option grant of 858,667 shares and RSU grant of 429,333 shares (the “Base Equity Grants”); (f) a stock option grant of 572,435 shares and RSU grant of 286,215 shares (the “Incentive Equity Grants”); and (g) a change in control and severance provision. Pursuant to the terms of the agreement with Mr. Foley as in effect on December 31, 2013, in the event that Mr. Foley’s employment is terminated without cause outside of a change in control and Mr. Foley executes a release in favor of the company, he will be entitled to receive his then-current base salary and COBRA premium benefits for one year, to receive pro-rated bonus benefits after termination and to one year accelerated vesting of his Base Equity Grants. In addition and pursuant to the terms of the agreement with Mr. Foley as in effect on December 31, 2013, in the event Mr. Foley is terminated without cause or he resigns for good reason, within one year after the consummation of a change in control, and Mr. Foley executes a release in favor of the company, he will be entitled to receive his then-current base salary and COBRA premium benefits for one year, to receive full-year target bonus level benefits after termination and to one year accelerated vesting of his Base Equity Grants. Mr. Foley's agreement was amended and restated in February 2014 to provide for additional severance benefits as further described below.

Employment Offer Letter Agreement with Patrick F. Williams, Chief Financial Officer

We entered into an employment offer letter with Mr. Williams dated November 13, 2012, which consists of the following (a) an annual base salary of $310,000; (b) a target bonus of 45% of his base salary; (c) a sign-on bonus of $25,000; (d) relocation assistance of up to $25,000 at time of relocation; (e) a stock option grant of 150,000 shares and RSU grant of 75,000 shares; and (f) a change in control and severance provision. Pursuant to the terms of the agreement with Mr. Williams as in effect on December 31, 2013, in the event that Mr. Williams’ employment is terminated without cause or he resigns for good reason, within one year after the consummation of a change in control, and Mr. Williams executes a release in favor of the company, he will be entitled to receive his then-current base salary and COBRA premium benefits for one year and one year accelerated vesting of his option grant described above. Mr. Williams' employment agreement was amended and restated in February 2014 to provide for additional severance benefits as further described below.

Employment Offer Letter Agreement with Sergio Garcia, Senior Vice President, General Counsel and Corporate Secretary

On February 9, 2012, we entered into an employment offer letter with Mr. Garcia, which consists of the following (a) an annual base salary of $260,000; (b) a target bonus of 45% of his base salary; (c) an RSU grant for 100,000 shares; and (d) a change in control severance provision. On November 26, 2012, and on April 29, 2013, we amended the employment offer letter with Mr. Garcia, which amendments consisted of the following (a) an annual base salary of $310,000; (b) a stock option to purchase 60,000 shares of our common stock; and (c) a modification to Mr. Garcia’s change in control severance provision. Pursuant to the terms of the agreement, as amended with Mr. Garcia and in effect on December 31, 2013, in the event that Mr. Garcia’s employment is terminated without cause or he resigns for good reason, within one year after the consummation of a change in control, and Mr. Garcia executes a release in favor of the company, he will be entitled to receive his then-current base salary and COBRA premium benefits for one year, and one year accelerated vesting of all of his equity grants. Mr. Garcia's agreement was amended and restated in February 2014 to provide for additional severance benefits as further described below.

Employment Offer Letter Agreement with Kristine N. Tatsutani, Chief Scientific Officer

On November 26, 2012, we entered into an amended employment offer letter with Dr. Tatsutani, which consisted of the following (a) base salary of $280,000; (b) a target bonus of 45% of her base salary; and (c) a change in control and severance provision. Pursuant to the terms of the agreement, as amended, in the event that Dr. Tatsutani’s employment is terminated without cause outside of a change in control, she was entitled to receive her then-current base salary and employee benefits for six months. In addition, in the event Dr. Tatsutani employment was terminated without cause or she resigned for good reason, within one year after the consummation in a change in control, and Dr. Tatsutani executed a release in favor of the company, she would have been entitled to receive her then-current base salary and employee benefits for one year and one year accelerated vesting of her equity awards.

On December 3, 2013, we and Dr. Tatsutani entered into a Separation Agreement pursuant to which, until December 31, 2013, Dr. Tatsutani continued to serve as our Chief Scientific Officer, and received her current salary and was eligible to receive her annual bonus. Following December 31, 2013, Dr. Tatsutani will: (a) receive severance benefits of six months current salary, and be entitled to have the company pay her and her dependents’ COBRA premiums for six months or until, if earlier, Dr. Tatsutani becomes eligible for medical coverage through a subsequent employer; and (b) serve as a consultant to the company for one year, during which she will receive consulting fees of $12,303 per month and the equity awards she holds will continue to vest.

Employment Offer Letter Agreement with Keith J. Sullivan, Senior Vice President of Worldwide Sales and Marketing

On October 1, 2012, we entered into an employment offer letter with Mr. Sullivan, which consisted of the following (a) base salary of $325,000; (b) a sign-on bonus of $50,000; (c) a sales compensation plan pursuant to which Mr. Sullivan could earn up to 70% of his base salary based upon meeting certain revenue growth objectives; (d) a car allowance of $750 per month; (e) equity grants of 10,000 RSUs per quarter, the vesting of which is conditioned upon achievements of specified revenue and profitability targets defined in the sales compensation plan; and (f) a change in control and severance provision. Pursuant to the terms of the agreement as in effect on December 31, 2013, in the event that Mr. Sullivan’s employment is terminated without cause or for good reason within one year of a change in control (other than his death or disability), and executes a release in favor of the company, he will be entitled to receive his then-current base salary and bonus for 12 months, plus COBRA coverage for up to 12 months. On April 23, 2013, we entered into an amendment to Mr. Sullivan’s offer letter as a result, pursuant to which Mr. Sullivan’s right to receive quarterly grants of performance stock units to acquire 10,000 shares our common stock upon achievement of specified goals was revised to be annual grants of 40,000 shares, and his bonus was changed to be determined in accordance with our bonus plan. On July 17, 2013, we entered into an amendment to Mr. Sullivan’s offer letter as a result of his promotion to Senior Vice President, Worldwide Sales and Marketing, pursuant to which Mr. Sullivan was granted a stock option to purchase 30,000 shares of our common stock, vesting over four years. Mr. Sullivan's agreement was amended and restated in February 2014 to provide for additional severance benefits as further described below.

For purposes of the above agreements as in effect on December 31, 2013, the following defines the terms “change in control,” “cause,” and “good reason”:

“Change in Control” means: (a) a sale of all or substantially all of the company's assets, or (b) any merger, consolidation or other business combination transaction of the company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the company (or the surviving entity) outstanding immediately after such transaction other than any transaction involving the issuance of any newly issued equity securities solely for cash.

“Cause” means: (a) a willful failure by the employee to substantially perform his or her duties hereunder, other than a failure resulting from his or her complete or partial incapacity due to physical or mental illness or impairment, (b) a willful act by he or she which constitutes gross misconduct and which is injurious to the company, (c) a willful breach by the employee of a material provision of the agreement, (d) a material and willful violation by the employee of a federal or state law or regulation applicable to the business of the company, or (e) termination of the employee’s employment in connection with the bankruptcy, insolvency, liquidation, or similar winding-up of the business of the company. With respect to Mr. Foley, "Cause" also means a conviction for a felony or a misdemeanor involving moral turpitude.

“Good Reason” means: (a) any material reduction in the employee's base salary, (b) a material diminution of the employee's job duties or responsibilities, or (c) a change in the location of the employee's employment of more than 20 miles (which is material) from its current location unless such relocation is within 50 miles of the employee's principal residence; provided, however, that in order to terminate the employee's employment for Good Reason the employee shall first give the company written notice stating with reasonable specificity the basis for the termination with Good Reason within ninety (90) days of the first occurrence of the event giving rise to Good Reason; give the company a period of thirty (30) days to cure or remedy the problem, unless such problem cannot be cured or remedied within thirty (30) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days); and terminate his or her employment within thirty (30) days following the expiration of such cure period.

Amendments to Employment Agreements
On February 25, 2014, we entered into amended and restated employments agreements with each of Mark J. Foley, Patrick F. Williams, Keith J. Sullivan and Sergio Garcia. These amended and restated employments agreements were entered into with these named executive officers primarily:
(1) to provide that in the event of a termination in connection with a change of control of the company that would trigger accelerated vesting of equity awards for these named executive officers under their employment agreements, the acceleration of vesting would be with respect to all unvested shares subject to any equity awards held by the respective named executive officer, rather than, with respect to Messrs. Foley, Williams, Sullivan and Garcia as previously provided in their employment agreements, only those shares subject to specified equity awards that otherwise would have vested within the 12 months following the termination of employment, provided however, that under Mr. Foley's amended and restated agreement with respect to those equity awards that would otherwise vest at varying levels solely based upon the company's weighted average stock price performance over a 90 day period, they shall instead be eligible for accelerated vesting based upon the same stock price performance metrics, but determined by reference to the value per share payable for the company's common stock in connection with the change of control; and
(2) to provide that the period in which a termination would trigger the receipt of change of control severance benefits for these named executive officers would be three months prior to, until 18 months following, a change of control (the “Covered Period”), rather than, with respect to Messrs. Foley, Williams, Sullivan and Garcia as previously provided in their employment agreements, only 12 months following a change of control.
These named executive officers will continue to receive, in connection with a change of control in which the named executive officer’s employment with the company is terminated other than for “cause” or the Executive Officer resigns for “good reason” during the Covered Period (each a “Covered Termination”), consistent with the terms of their prior agreements, continuation of base salary for 12 months.
Consistent with the terms of their prior agreements, in the event of a Covered Termination, Messrs. Foley, Williams and Sullivan will also continue to receive COBRA health insurance premiums for 12 months (or a shorter period if the Executive Officer becomes eligible for health insurance benefits through another employer), and additional changes were made to Mr. Garcia’s agreement to provide these COBRA premium benefits consistent with the terms of the prior agreements with Messrs. Foley, Williams and Sullivan. With respect to Messrs. Williams’ and Garcia’s agreements, additional changes were made to also provide that in the event of a Covered Termination they will receive their target bonus for the year in which their employment terminates, consistent with the terms of the prior agreements for the other executives.
With respect to Messrs. Williams’, Sullivan's and Garcia’s agreements, the following additional changes were also made (Mr. Foley’s agreement already included similar provisions, but providing him with 12 months base salary and COBRA premiums rather than the nine months base salary and COBRA premiums provided for the other named executive officers as described below) to provide that in the event of a termination other than for cause that does not occur during the Covered Period, the named executive officer will receive:
(1) nine months base salary;
(2) if ZELTIQ determines to pay bonuses that year, the named executive officer’s pro rata portion of target bonus, calculated based on the portion of the year served; and

(3) nine months of COBRA health insurance premiums (or a shorter period if the named executive officer becomes eligible for health insurance benefits through another employer).
With respect to Mr. Williams, his amended employment agreement reflects that Mr. Williams received a 2014 salary increase and a corporate bonus percentage increase. Effective for the year 2014, Mr. Williams' base salary was determined at $320,000 and his 2014 Corporate Bonus target percentage is 50%.
In addition to the modifications described above, the amended and restated employment agreements included conforming tax related provisions, and clarifying or other non-material changes.

DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2013, certain information with respect to the compensation of all of our non-employee directors:

DIRECTOR COMPENSATION FOR FISCAL 2013

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)(2)
Mary M. Fisher	40,500	83,886	124,386
Jean M. George(3)	36,669	83,886	120,555
D. Keith Grossman(4)	7,593	73,554	81,147
Kevin C. O’Boyle	47,000	83,886	130,886
Bryan E. Roberts, Ph.D.(3)	36,000	83,886	119,886
Andrew N. Schiff, M.D.(3)	44,891	83,886	128,777

(1)
Amounts reflect the aggregate grant date fair value determined, as required, under Financial Accounting Standards Board Topic 718, “Stock Compensation.” For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our equity instruments, refer to Note 10, “Stock-Based Compensation Plans,” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the instrument. Each non-employee director was granted only one option award in 2013.

(2)	Aggregate number of shares subject to options outstanding at December 31, 2013, and held by our non-employee directors was:

Name	Shares
Mary M. Fisher	52,602
Jean M. George	39,536
D. Keith Grossman	18,987
Kevin C. O’Boyle	130,407
Bryan E. Roberts, Ph.D.	39,536
Andrew N. Schiff, M.D.	39,536

(3)	Drs. Roberts, Schiff and Ms. George's board and committee fees are made payable to each of their respective firms.

(4)	Mr. Grossman's board and committee fees were prorated based on his appointment date of October 24, 2013.

DIRECTOR COMPENSATION ARRANGEMENTS

Our standard compensation arrangements with our non-employee directors, which were in effect throughout all of 2013, are as follows:

•	each non-employee director receives an annual cash fee of $30,000 payable for the director’s service during the year;

•
the Chairman of the Audit Committee receives an additional annual fee of $14,000 for the Chairman’s service during the year and each Audit Committee member receives $6,000 for their service during the year;

•
the Chairman of the Compensation Committee receives an additional annual fee of $10,000 for the Chairman’s service during the year and each Compensation Committee member receives $4,500 for their service during the year;

•
the Chairman of the Nominating and Corporate Governance Committee receives an additional annual fee of $6,000 for the Chairman’s service during the year and each Nominating and Corporate Governance Committee member receives $3,000 for their service during the year;

•
on the date of a non-employee director’s initial election to the Board, the non-employee director will automatically, and without further action by the Board, be granted a stock option to purchase such number of shares of the company's common stock as shall equal 30,000 multiplied by the ratio obtained by dividing (a) the number of days since the last annual meeting of stockholders by (b) 365. Such option will vest monthly over such number of months as shall equal twelve multiplied by the above ratio, provided that such stock option shall in any event become fully vested on the day immediately preceding the next annual meeting of stockholders, subject to the non-employee director’s continuous service to the company; and

•
on the date of each company annual meeting of stockholders, each non-employee director will automatically, and without further action by the Board, be granted a stock option to purchase 30,000 shares of the company's common stock, which shall vest monthly over one year, provided that such stock option shall in any event become fully vested on the day immediately preceding the next annual meeting of stockholders, subject to the non-employee director’s continuous service to the company.

Option grants to directors have an exercise price per share determined at the fair market value on the date of grant. Each director is also entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any committee on which he or she serves.

All of our directors are eligible to participate in our 2011 Equity Incentive Plan.

TRANSACTIONS WITH RELATED PERSONS

Brazilian Distribution Agreement

We entered into a distribution agreement with ADVANCE Medical, Inc., or ADVANCE, dated March 18, 2011, and amended on February 27, 2012 and September 4, 2012, appointing ADVANCE as the exclusive distributor of CoolSculpting in Brazil and Mexico. ADVANCE is required to purchase a minimum quantity of our products each calendar quarter throughout the term of the distribution agreement which expires on December 31, 2018. Venrock, a principal stockholder of ZELTIQ, owns a significant equity interest in ADVANCE Medical, Ltd., the parent company of ADVANCE. Dr. Bryan E. Roberts, who is a member of the Board, is also a partner of Venrock Associates. The revenue recognized by ZELTIQ under this distribution agreement for the year ended December 31, 2013, was $2.3 million and the accounts receivable balance as of December 31, 2013, was $0.2 million.

On November 14, 2013, we closed an underwritten public offering of our common stock by our three largest stockholders: (1) entities affiliated with Advanced Technology Ventures (“ATV”), with respect to which Ms. George, one of our directors, is affiliated as a managing director; (2) entities affiliated with Aisling Capital III, L.P., with respect to which Dr. Schiff, one of our directors, is affiliated as a managing member; and (3) entities affiliated with Venrock Associates V. L.P., with respect to which Dr. Roberts, one of our directors, is affiliated as a general partner, The ATV entities sold to the underwriters 4,025,000 shares for an aggregate purchase price of $49.2 million, the Aisling entities sold to the underwriters 575,000 shares for an aggregate purchase price of $7.0 million, and the Venrock entities sold to the underwriters 575,000 shares for an aggregate purchase price of $7.0 million. The total public offering amount was $67.3 million. Our expenses in the offering were approximately $350,000.
Policy for Approval of Related Party Transactions

Our Audit Committee is responsible for reviewing and approving all transactions in which we are a participant and in which any parties related to us, including our executive officers, directors, beneficial owners of more than 5% of our securities, immediate family members of the foregoing persons, and any other persons whom our Board of Directors determines may be considered related parties, has or will have a direct or indirect material interest. If advanced approval is not feasible, the Audit Committee has the authority to ratify a related party transaction at the next Audit Committee meeting. For purposes of our Audit Committee charter, a material interest is deemed to be any consideration received by such a party in excess of $120,000 per year.

In reviewing and approving such transactions, the Audit Committee shall obtain, or shall direct our management to obtain on its behalf, all information that our committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion shall be held of the relevant factors if deemed to be necessary by our committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of our committee. This approval authority may also be delegated to the chairman of the Audit Committee in respect of any transaction in which the expected amount is less than $250,000. No related party transaction may be entered into prior to the completion of these procedures.

The Audit Committee or its chairman, as the case may be, shall approve only those related party transactions that are determined to be in, or not inconsistent with, the best interests of us and our stockholders, taking into account all available facts and circumstances as our committee or the chairman determines in good faith to be necessary. These facts and circumstances will typically include, but not be limited to, the material terms of the transaction, the nature of the related party’s interest in the transaction, the significance of the transaction to the related party and the nature of our relationship with the related party, the significance of the transaction to us, and whether the transaction would be likely to impair (or create an appearance of impairing) the judgment of a director or executive officer to act in our best interest. No member of the Audit Committee may participate in any review, consideration, or approval of any related party transaction with respect to which the member or any of his or her immediate family members is the related party, except that such member of the Audit Committee will be required to provide all material information concerning the related party transaction to the Audit Committee.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are ZELTIQ stockholders will be “householding” our proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or ZELTIQ Aesthetics, Inc. Direct your written request to ZELTIQ Aesthetics Inc., 4698 Willow Road, Pleasanton CA 94588, Attn: Sergio Garcia, Senior Vice President, General Counsel and Corporate Secretary. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Sergio Garcia Senior Vice President, General Counsel and Corporate Secretary

April 28, 2014

A copy of our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission, excluding exhibits, may be obtained by stockholders without charge by request to Corporate Secretary, ZELTIQ Aesthetics, Inc., 4698 Willow Road, Suite 100, Pleasanton, CA 94588 (or toll-free at 866-658-4813) and may be accessed on our website at www.coolsculpting.com.

ZELTIQ AESTHETICS INC.
4698 WILLOW ROAD
PLEASANTON, CA 94588

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. Election of Directors **Nominees** 01 Mark J. Foley 02 Kevin C. O'Boyle	☐	☐	☐	______________________

The Board of Directors recommends you vote FOR the following proposal:

NOTE: To transact such other business as may properly come before the meeting.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

ZELTIQ AESTHETICS INC.
Annual Meeting of Stockholders
May 30, 2014, 11:00 AM Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Mark J. Foley and Sergio Garcia, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of ZELTIQ AESTHETICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, PT on May 30, 2014, at the Four Points Sheraton, 5115 Hopyard Road, Pleasanton, California, 94588, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000206161_2 R1.0.0.51160